Exhibit 10.1

[NAME]

Re:    Retention Letter
Dear [NAME]:
I am writing on behalf of the Board of Directors (the “Board”) of Adobe Inc. (“Adobe,” “we,” “us,” or “our”) — and speaking personally as well — to express our genuine appreciation for your continued leadership and dedication during this important period of transition. As you know, we are currently conducting a search for our next Chief Executive Officer, and the Board and I recognize that this process creates a degree of uncertainty — particularly for those, like you, whose steady hand and day-to-day contributions are so critical to our continued success during the search.
In recognition of that reality, and as a reflection of my confidence in you and your importance to ensuring the continued success of the company, the Executive Compensation Committee of the Board (the “Committee”) has approved a special award of restricted stock units (“Retention RSUs”) and certain severance protections for you. These Retention RSUs and severance protections are intended to give you peace of mind so that you can remain focused on the work at hand. The vesting terms of the Retention RSUs are described in your award agreement, and the severance provisions apply in the event of certain qualifying terminations of your employment, as described in this letter (which includes the attached Exhibit A). The severance provisions are effective as of the date you sign this letter and are designed to be temporary in nature — this letter will sunset twelve (12) months following the date the permanent (not interim) Chief Executive Officer commences employment in that position with Adobe (for avoidance of doubt, that could be through an internal promotion or hiring from outside of Adobe), at which point these protections will no longer be in effect.
In the event of any termination of your employment, whether by us or you, for any reason, you will be paid (a) any earned but unpaid base salary, (b) any earned and unpaid bonuses and (c) reimbursement for all reasonable and necessary expenses incurred by you in connection with the performance of services on our behalf in accordance with our applicable policies and guidelines, in each case as of the effective date of the termination of employment (your “Accrued Compensation”).
In the event we terminate your employment with us without Cause (other than as a result of your death or Disability), or you resign from such employment for Good Reason, subject to the definitions, terms, and conditions precedent set forth in Exhibit A of this letter, in addition to your Accrued Compensation, you will be entitled to receive the following severance benefits (the “Severance Benefits”):
•a payment equal to the sum of (i) 12 months of your base salary in effect as of the date of your employment termination, and (ii) 100% of your target annual bonus as in effect for the fiscal year in which the termination occurs, subject to standard payroll deductions and withholdings, to be paid in lump sum on the first regularly scheduled payroll date following the date the Release becomes effective and irrevocable;
•provided you timely elect to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), payment of the COBRA premiums through the period starting on your employment termination date and ending on the earliest to occur of: (i) 12 months following your termination date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason;
•If the termination occurs prior to July 15, 2027, then 50% of the Retention RSUs will vest; and
•If the termination occurs prior to January 31, 2027, accelerated vesting (and exercisability, as applicable) of each of your then--outstanding time-based equity awards (other than the Retention RSUs discussed above) granted to you by us as to the number of shares subject to the equity award that were otherwise scheduled to vest had you remained employed with us through January 31, 2027.
This letter does not constitute a contract of employment or impose on you any obligation to remain an employee, or impose on us any obligation (a) to retain you as an employee, (b) to change your status as an at-will employee, or (c) to change our policies regarding termination or alteration of employment.

This letter will be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. If any provision of this letter is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this letter and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.
This letter constitutes the entire and only agreement and understanding between the parties relating to the subject matter herein. For purposes of clarification, you will remain a participant in the Adobe Inc. 2023 Executive Severance Plan and eligible for severance pay and benefits thereunder, subject to the plan’s terms and conditions. This letter otherwise supersedes and cancels any and all previous contracts, arrangements or understandings with respect to the subject matter herein.
I am deeply grateful for the exceptional value you bring to our company and for the dedication you have shown throughout your tenure. I look forward to your continued leadership during this critical period. If you agree to abide by the terms outlined in this letter, please sign below and return a signed copy to me.

Sincerely,

Adobe Inc.
By: ________________________________
Shantanu Narayen, Chief Executive Officer

READ, UNDERSTOOD AND AGREED

                                Date:

EXHIBIT A

Conditions Precedent to Receiving Severance Benefits:
(a)Release. Any Severance Benefits contemplated by this letter are conditional on you: (i) continuing to comply with the terms of this letter and the CIIAA (including, but not limited to, the covenants in the CIIAA); and (ii) signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to Adobe (“Release”) and provided that such separation agreement and release of claims becomes effective and irrevocable no later than 60 days following the termination date or such earlier date required by the release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, you will forfeit any rights to Severance Benefits under this letter. Any Severance Benefits under this letter that would be considered Deferred Compensation Separation Benefits (as defined below) will be paid on the 60th day following your separation from service, or, if later, such time as required by Section 409A as discussed below. Except as required by Section 409A as discussed below, any installment payments that would have been made to you during the 60-day period immediately following your separation from service but for the preceding sentence will be paid to you on the 60th day following your separation from service and the remaining payments will be made as provided in this letter, unless subject to the 6-month payment delay described herein.
(b)Resignations. Following your termination of employment for any reason, if and to the extent requested by the Board, you agree to resign from all fiduciary positions (including, without limitation, as board member or trustee) and from all other offices and positions you hold with Adobe and any of its subsidiaries and affiliates (collectively, the “Adobe Group”); provided, however, that if you refuse to tender your resignation after the Board has made such request, then the Board shall be empowered to tender your resignation from such offices and positions.
(c)Return of Property. On the date of your termination of employment and before any Severance Benefits are provided, you shall turn over to Adobe all files, memoranda, records, devices, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, material and other documents (whether in paper or electronic form, and all copies thereof) or physical property or reproductions of any aforementioned items that you received from Adobe or its employees or was generated by you in the course of employment with Adobe, and which relate to its business. In addition, you will return your company-provided credit cards, computer, cell phone, equipment, demo systems and all other physical property of Adobe on or before the date of the termination of employment.
(d)CIIAA. Your receipt of any severance payments or benefits is subject to you continuing to comply with the terms of any CIIAA. In the event you breach the provisions of this (d), any further payments and benefits to which you may otherwise be entitled to under this letter will immediately cease.

Definitions:
For the purposes of this letter, “Cause” means (i) your continued failure to perform your assigned duties (other than as a result of your physical or mental disability); (ii) your material breach of any CIIAA or other agreement with any Adobe Group member; (iii) your material violation of any policies established by any applicable Adobe Group member from time to time; (iv) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by you that benefits you at the expense of any Adobe Group member; (v) your conviction of, or a plea of nolo contendere or guilty to, a felony under the laws of the United States or any state; (vi) your willful misconduct that was or is likely to be materially injurious to any Adobe Group member; or (vii) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by Adobe to cooperate. A termination will not be treated as a termination for Cause unless Adobe provides written notice describing the specific facts constituting Cause within 30 days after the Chief Executive Officer or Board first becomes aware of such facts and, to the extent reasonably curable, you fail to cure within 15 days after receipt of such notice.
For purposes of this letter, “CIIAA” means any confidential information agreement, proprietary information and inventions agreement between you and Adobe.
For purposes of this letter, “Disability” means you (i) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) are receiving income replacement benefits for a period of not less than 3 months under the applicable Adobe Group member’s accident and health plan by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (iii) are deemed totally disabled by the Social Security Administration; or (iv) are determined to be disabled in accordance with the applicable Adobe Group member’s disability insurance program under which the definition of a disability complies with the requirements under Treasury Regulation Section 1.409A-3(i)(4). Any question as to the existence of your Disability pursuant to clause (i) or clause (ii) upon which you and the Adobe Group cannot agree will be determined by a qualified independent physician selected by you (or, if you are unable to make a selection, by any adult member of your immediate family) and approved by the Adobe Group. The determination of a physician made in writing to the Adobe Group and to you will be final and conclusive for all purposes of this letter.
For purposes of this letter, “Good Reason” means that you resign from your employment with Adobe if one of the following events occur without your consent: (i) a material reduction in base salary (except for reductions among Adobe executives of similar type and amounts); (ii) a material diminution in your authority, duties, title or responsibilities; (iii) you no longer reporting directly and solely to the Chief Executive Officer; (iv) you are required to move your office to a location more than 35 miles from the location where you are located immediately prior to the relocation; (v) a material breach by Adobe or any of its affiliates of any written agreement between you and Adobe or any of its affiliates; or (vi) Adobe’s failure to obtain a written assumption of the obligations under this letter by an acquiror.
Notwithstanding the foregoing, your resignation will be for “Good Reason” only if (i) you provide Adobe with written notice of the event, circumstance or condition giving rise to Good Reason not later than 90 days following the occurrence of the event, circumstance or condition, which notice will set forth in reasonable detail the nature of the facts and circumstances which constitute Good Reason, (ii) you provide Adobe a period of 30 days after receipt of the resignation notice to remedy the event, circumstance or condition which constitutes Good Reason, and (iii) you terminate your employment for Good Reason within 30 days following the expiration of the period to remedy if Adobe fails to remedy the condition.

Section 409A:
(a)    Notwithstanding anything to the contrary in this letter, no Severance Benefits to be paid or provided to you, if any, pursuant to this letter, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”).
(b)    Notwithstanding anything to the contrary in this letter, if you are a “specified employee” within the meaning of Section 409A at the time of the termination of your employment (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first 6 months following your separation from service, will become payable on the first payroll date that occurs on or after the date 6 months and 1 day following the date of your separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service, but prior to the 6-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this letter is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(c)    Any amount paid under this letter that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.
(d)    Any amount paid under this letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above. For purposes of this letter, “Section 409A Limit” will mean the lesser of 2 times: (i) your annualized compensation based upon the annual rate of pay paid to you during the taxable year preceding the taxable year of your termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.
(e)    The Severance Benefits to be provided under this letter are intended to be exempt from or comply with the requirements of Section 409A so that none of the Severance Benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted according to that intent. Adobe and you agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

COBRA:
Notwithstanding the provisions in the letter, if Adobe determines that it cannot pay the COBRA premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Adobe instead will pay you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA premium period. You may, but will not be obligated to, use such Special Cash Payments toward the cost of COBRA premiums.
280G:
Reduction of Severance Benefits. If any payment or benefit that you would receive from Adobe or any other party whether in connection with the provisions in this letter or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of the Payment or (y) a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (B) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will you have any discretion with respect to the ordering of Payment reductions. You will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this letter, and you will not be reimbursed, indemnified, or held harmless by any member of Adobe for any of those payments of personal tax liability.
Determination of Excise Tax Liability. Unless Adobe and you otherwise agree in writing, Adobe will select a professional services firm (the “Firm”) to make all determinations required for these purposes, which determinations will be conclusive and binding upon you and Adobe for all purposes. For purposes of making these calculations, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Adobe and you will furnish to the Firm such information and documents as the Firm reasonably may request in order to make these determinations. Adobe will bear the costs and make all payments for the Firm’s services in connection with any calculations contemplated hereunder. Adobe will have no liability to you for the determinations of the Firm.